Exhibit 99.1

Novume Solutions, Inc. Intends to Acquire NeoSystems Corp.

CHANTILLY, VA / ACCESSWIRE / October 13, 2017 / Novume Solutions, Inc. (OTCQX: NVMM; OTCQX: NVMMP; OTCQX: NVMMW), a holding company of leading professional services firms, announced today that effective October 11, 2017 it entered into a preliminary term sheet with NeoSystems Corp. which sets forth the parties’ intent for Novume to acquire NeoSystems. NeoSystems is a privately-held, Tysons Corner, Virginia-based company that provides professional services and technology solutions that deliver strategic back office support to companies and associations.

Should the acquisition take place, NeoSystems would become a wholly-owned subsidiary of Novume. The total consideration for the acquisition, which is expected to be comprised of cash, Novume restricted stock and Novume’s assumption of certain NeoSystems’ liabilities, is anticipated to be approximately $21 million.

The transaction is subject to customary closing conditions including satisfactory completion of due diligence, negotiation and entry into definitive agreements, approval of the transactions by the Novume and NeoSystems boards of directors, and a financing transaction.

"Acquiring NeoSystems would be a great addition to Novume’s suite of specialty professional services firms that focus on delivering critical human resources and definitive knowledge to the right place at the right time. The acquisition of NeoSystems would significantly increase Novume's top-line revenue and would be an important step in realizing our strategic plan to expand Novume through acquisitions and organic growth," said Robert A. Berman, Novume's Chief Executive Officer.

Michael Tinsley, NeoSystems’ President and Chief Executive Officer, said, “We are impressed with Novume’s vision and see a strong strategic fit for NeoSystems to be a part of the Novume family of professional services firms, and we anticipate that the relationship will foster continued high growth and expansion of our business.”

The NeoSystems acquisition, if consummated, would be Novume's second acquisition and the preliminary term sheet comes just weeks after Novume acquired Global Technical Services, Inc. and Global Contract Professionals, Inc. (collectively "Global") and a little over a month after Novume was formed through the merger of KeyStone Solutions, Inc. and Brekford Traffic Safety, Inc. Earlier in 2017, KeyStone acquired Firestorm Solutions, LLC, a national leader in both risk and crisis management, and in 2016, KeyStone acquired AOC Key Solutions, Inc., a firm specializing in managing and writing proposals, winning contracts, and providing market assessment services for government contractors. Historically, Novume's subsidiary companies have helped their clients win more than $160 billion of contracts. Novume is expanding its suite of services to enable the company to help its clients not only win work but perform it as well.

The Benchmark Company, LLC is acting as financial advisor to Novume for the NeoSystems transaction.

Additional information regarding the transaction is available in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on October 13, 2017, and also available on the SEC Filings page of the Novume website.

About Novume Solutions, Inc.

Novume is a holding company of leading professional services firms. These firms aggregate highly-specialized, difficult-to-find talent and have the scale and systems to deploy that talent efficiently at the enterprise-level at a moment's notice. Novume focuses on the logistics of procuring highly-specialized human resources and delivering critical definitive knowledge to the right place at the right time. Whether we manage our client's workforce or provide them with the tools to manage their own success, they need exceptional people with distinctive experience. We do that.

Novume subsidiaries have had a history of success dating as far back as 1983 and their clients include 87 of the top-100 federal contractors as well as numerous Fortune 100 companies.

For more information, please visit Novume.com.

About NeoSystems Corp.

NeoSystems Corp, based in Tysons Corner, Virginia, delivers integrated strategic back office services and solutions to enable, run, and secure commercial entities, government contractors, and nonprofit organizations. Today, NeoSystems maintains a 97% client retention rate, supports 700 companies and over 70,000 employees with its outsourced services and NeoSystems' experts have implemented hundreds of fully integrated financial and business management systems. Utilizing best of breed technology and leveraging in-depth domain expertise in Accounting & Finance, IT, HR, Contract Management and Hosting (SSAE SOC1 & SOC2, NIST/DFARS, ITAR), the Neo team enables companies to improve vital operations, reduce their overhead costs and become compliant with complex requirements. NeoSystems is partnered with the world's leading software companies, including Deltek, Ultimate Software, IBM, and others to provide best-in-class solutions. NeoSystems is Deltek’s first and only Platinum Partner. For seven consecutive years, NeoSystems has been named one of America's fastest growing private companies by Inc. Magazine.

For more information, please visit NeoSystemsCorp.com.

Forward-Looking Statements

This press release includes statements concerning Novume Solutions, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

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Contact:

Novume Solutions, Inc.
Carl Kumpf, CFO
info@novume.com

SOURCE: Novume Solutions, Inc.